Exhibit 10.1

PURCHASE AGREEMENT

dated as of November 19, 2018

by and between

Melinta Therapeutics, Inc.

and

Vatera Healthcare Partners LLC

TABLE OF CONTENTS

		Page
	ARTICLE I

	PURCHASE; CLOSING
1.1	Purchase	1
1.2	Closing	1
1.3	Closing Conditions	1

	ARTICLE II

	REPRESENTATIONS AND WARRANTIES
2.1	Representations and Warranties of the Company	2
2.2	Representations and Warranties of the Purchaser	5

	ARTICLE III

	COVENANTS
3.1	Stockholder Approval; Proxy Statement	7
3.2	Certificate Amendment	7
3.3	Nasdaq Listing of Shares	7
3.4	Clear Market	8
3.5	Conduct of the Company	8
3.6	Operating Plan	8
3.7	Registration Rights	8

	ARTICLE IV

	ADDITIONAL AGREEMENTS
4.1	Legend	9

	ARTICLE V

	INDEMNITY
5.1	Indemnification by the Company	9
5.2	Indemnification by the Purchaser	9
5.3	Indemnification Procedure	10
5.4	Tax Matters	11
5.5	Survival	11
5.6	Limitation on Damages	11

	ARTICLE VI

	MISCELLANEOUS
6.1	Expenses	11
6.2	Amendment; Waiver	11
6.3	Counterparts; Electronic Transmission	11
6.4	Governing Law	12
6.5	WAIVER OF JURY TRIAL	12
6.6	Notices	12
6.7	Entire Agreement	13

i

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.9(f)
Agreement	Preamble
Assignee	6.8
Board of Directors	2.1(c)(1)
business day	6.9(d)
Bylaws	2.1(c)(2)
Capitalization Date	2.1(b)(1)
Certificate Amendment	1.3(b)(1)
Certificate of Incorporation	2.1(c)(2)
Closing	1.2(a)
Closing Date	1.2(a)
Commitment Letter	6.9(g)
Common Stock	Recitals
Company	Preamble
Company Material Adverse Effect	6.9(h)
Company Related Parties	5.2
Company Stock Awards	2.1(b)(1)
Company Stock Options	2.1(b)(1)
Company Stock Plans	3.4
Company Warrants	2.1(b)(1)
control/controlled by/under common control with	6.9(f)
Credit Agreement	6.9(i)
Exchange Act	2.1
GAAP	2.1(f)(4)
Governmental Entity	6.9(j)
herein/hereof/hereunder	6.9(c)
including/includes/included/include	6.9(b)
Indemnified Party	5.3(b)
Indemnifying Party	5.3(b)
Knowledge of the Company	6.9(l)
Law	6.9(m)
Lien	6.9(n)
Losses	5.1
Nasdaq	1.1(a)
Non-Recourse Party	6.17
Or	6.9(a)
person	6.9(e)
Preferred Stock	2.1(b)(1)
Proxy Statement	3.1
Purchase Price	6.9(o)
Purchaser	Preamble
Purchaser Related Parties	5.1
Registration Rights Agreement	3.6
SEC	2.1(f)(1)
SEC Documents	2.1(f)(1)
Securities Act	2.1
Shares	1.1(a)
Stockholder Approval	3.1
Stockholder Meeting	3.1
Third Party Claim	5.3(b)

LIST OF EXHIBITS

Exhibit A:	Form of Certificate Amendment

PURCHASE AGREEMENT, dated as of November 19, 2018 (this “Agreement”), by and between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), and Vatera Healthcare Partners LLC (the “Purchaser”).

RECITALS:

WHEREAS, the Company proposes to issue and sell to the Purchaser (including its permitted Assignees pursuant to Section 6.8) shares of its common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.9 or such other section indicated in the preceding Index of Defined Terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company, a number of shares, rounded down to the nearest whole number equal to the quotient obtained by dividing (a) the Purchase Price by (b) the lesser of (x) $2.66 or (y) the volume weighted average closing price per share of the Common Stock on the Nasdaq Global Market (“Nasdaq”) (as reported by Bloomberg Finance L.P. or another reputable source mutually agreeable to the Company and the Purchaser, acting reasonably) over the thirty (30) trading day period ending on (and including) the trading day prior to the Closing Date. The shares of Common Stock to be issued and sold by the Company to the Purchaser pursuant to this Agreement are collectively referred to as the “Shares.”

1.2 Closing.

(a) The closing of the purchase and sale of the Shares referred to in Section 1.1 (the “Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on the third (3rd) business day following satisfaction or waiver of the latest to occur of the conditions set forth in Section 1.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) or at such other date, time and place as the Company and the Purchaser mutually agree (the “Closing Date”).

(b) Subject to the satisfaction or waiver on or prior to the Closing Date of the applicable conditions to the Closing in Section 1.3, at the Closing:

(1) the Company will deliver to the Purchaser the Shares in book-entry form; and

(2) the Purchaser will deliver or cause to be delivered to a bank account previously designated by the Company to the Purchaser, the Purchase Price by wire transfer of immediately available funds.

1.3 Closing Conditions.

(a) The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or written waiver by the Purchaser and the Company prior to the Closing of the following conditions:

(1) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(2) immediately prior to the Closing, the Company shall have adopted and filed an amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit A (the “Certificate Amendment”), and the Certificate Amendment shall be in full force and effect;

(3) the Common Stock of the Company shall continue to be listed on the Nasdaq;

(4) the Shares shall have been approved for listing on the Nasdaq, subject only to official notice of the issuance of the Shares; and

(5) the Stockholder Approval shall have been obtained.

(b) The obligation of the Purchaser to effect the Closing is also subject to the satisfaction or written waiver by the Purchaser at or prior to the Closing of the following conditions:

(1) since November 6, 2018 and through the Closing Date, there shall not have occurred, or be reasonably expected to occur, any event, circumstance, development, state of facts, occurrence, change or effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(2) no “Event of Default” (as defined therein) shall have occurred and be continuing, or, to the Knowledge of the Company as of the Closing Date, be reasonably expected to occur, under the Credit Agreement; and

(3) after the date hereof, the Board of Directors shall have approved a 2019 budget and an operating plan, taking into account, without limitation, the proceeds of the transactions contemplated hereby (collectively, the “Operating Plan”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. Except as set forth (x) in the Company’s Annual Report on Form 10-K (as amended by the Form 10-K/A filed with the SEC on April 30, 2018) for the year ended December 31, 2017, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, the Company’s Current Reports on Form 8-K filed with the SEC since January 1, 2018, and the Company’s Definitive Proxy Statement on Schedule 14A dated May 11, 2018, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (y) in a correspondingly identified schedule attached hereto (provided that any such disclosure shall be deemed to be made with respect to each other representation and warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure), the Company represents and warrants to the Purchaser, as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a) Organization and Authority.

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. True and accurate copies of the Certificate of Incorporation and Bylaws, each as in effect as of the date of this Agreement, have been made available to the Purchaser prior to the date hereof.

(2) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) any necessary qualification of the Shares under the securities or blue sky laws of applicable jurisdictions, (ii) any notices required by the Nasdaq, (iii) filings with the SEC related to the offering, sale or issuance of the Shares and the solicitation of the Shareholder Approval, and (iv) filing of the Certificate Amendment.

(b) Capitalization.

(1) The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock (and, after the Certificate Amendment is filed with the Secretary of State of the State of Delaware, 155,000,000 shares of Common Stock) and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on November 14, 2018 (the “Capitalization Date”), there were 56,020,254 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, there were (i) 4,231,236 shares of Common Stock issuable upon the exercise of stock options outstanding on such date (“Company Stock Options”) and 157,715 shares of Common Stock issuable upon the vesting of restricted stock units outstanding on such date (together with the Company Stock Options, the “Company Stock Awards”), (ii) 1,143,615 shares of Common Stock reserved for future issuance under the Company Stock Plans (as defined below), (iii) 3,833,455 shares of Common Stock issuable upon the exercise of warrants outstanding on such date (“Company Warrants”) and (iv) no shares of Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(c) Authorization.

(1) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the disinterested members of the board of directors of the Company (the “Board of Directors”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary (i) for the execution and delivery by the Company of this Agreement, (ii) the performance by the Company of its obligations hereunder or (iii) the consummation by the Company of the transactions contemplated hereby, except in the case of clauses (ii) and (iii), the receipt of Stockholder Approval and the filing of the Certificate Amendment.

(2) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of, (i) assuming the receipt of the Stockholder Approval and the filing of the Certificate Amendment, the certificate of incorporation of the Company (as amended or modified from time to time prior to the date hereof, the “Certificate of Incorporation”) or bylaws of the Company (as amended or modified from time to time prior to the date hereof, the “Bylaws”) or (ii) any material contract to which the Company any of its subsidiaries is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (B) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (A)(ii) and

(B) for such violations, conflicts, breaches, defaults, termination or acceleration as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3) The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement (other than the Registration Rights Agreement) or other similar agreement or understanding relating to any Common Stock or any other agreement relating to the disposition, voting or dividends with respect to any Common Stock.

(d) Sale of Securities. Based in part on the Purchaser’s representations in Section 2.2, the offer and sale of the Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Shares and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will the Company take any action or steps that would cause the offering or issuance of the Shares under this Agreement to be integrated with other offerings.

(e) Status of Securities. The Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such securities will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchaser good title to all such securities, free and clear of all Liens (other than Liens incurred by the Purchaser), except restrictions imposed by the Securities Act and any applicable state or foreign securities Laws.

(f) SEC Documents; Financial Statements.

(1) The Company has filed all required reports and proxy statements under the Exchange Act with the Securities and Exchange Commission (the “SEC”) since November 3, 2017 (collectively, the “SEC Documents”). Each of the SEC Documents as of its respective date complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board of Director’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(3) The financial statements of the Company and its consolidated subsidiaries included in the SEC Documents (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (b) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal audit adjustments).

(4) The internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) of the Company was effective at December 31, 2017, and since December 31, 2017 there have been no changes in internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

(g) Brokers and Finders. Neither the Company nor its subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

(h) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of terminating the registration of the Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.

(i) No Additional Representations. Except for the representations and warranties made by the Company in this Section 2.1, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or any of its subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by the Purchaser or any of its Affiliates for fraud.

2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a) Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where failure to be so qualified or in good standing would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(1) The Purchaser has the limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) Neither the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Purchaser or any of its subsidiaries under any of the terms, conditions or provisions of, (i) any organizational documents of the Purchaser or (ii) any material contract to which the Purchaser or any of its subsidiaries is a party or by which it may be bound, or to which the Purchaser or any of its subsidiaries or any of the properties or assets of the Purchaser or any of its subsidiaries may be subject, or (B) violate any Law applicable to the Purchaser or any of its subsidiaries or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts, breaches, defaults, termination or acceleration as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(3) Other than filings with the SEC related to the acquisition of the Shares or as required by the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c) Purchase for Investment. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws. The Purchaser (1) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities laws, (2) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (4) is an “accredited investor” (as that term is defined by Rule 501(a)(1), (2), (3) or (7) of the Securities Act), and (5) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to, its investment in the Shares and to protect its own interest in connection with such investment.

(d) Financial Capability. The Purchaser at the Closing will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. The Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I will not be available on the Closing Date.

(e) Brokers and Finders. Neither the Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

(f) No Additional Representations. Except for the representations and warranties made by the Purchaser in this Section 2.2, neither the Purchaser nor any other person makes any express or implied representation or warranty with respect to the Purchaser or its businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Company and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by the Company or any of its Affiliates for fraud.

ARTICLE III

COVENANTS

3.1 Stockholder Approval; Proxy Statement. The Company agrees to use its reasonable best efforts to call and hold as promptly as reasonably practicable following the date hereof a meeting of the stockholders of the Company (the “Stockholder Meeting”) to obtain (i) the approval of the holders of a majority of the outstanding Common Stock, in accordance with applicable Law and the Bylaws, of the Certificate Amendment and (ii) the approval of the holders of a majority of the shares of Common Stock present and entitled to vote, in accordance with applicable Law and the Bylaws, of the issuance of Shares for purposes of applicable Nasdaq listing rules (collectively, the “Stockholder Approval”). As promptly as reasonably practicable following the date hereof (and in any event within five days of the date hereof), the Company will prepare and file with the SEC a preliminary proxy statement, the final form of which shall be sent to the Company’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). The Proxy Statement shall include the board’s recommendation that the stockholders vote in favor of the Stockholder Approval. The Company shall use commercially reasonable efforts to solicit from the stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval. The Purchaser agrees to furnish to the Company all information concerning the Purchaser and its Affiliates as the Company may reasonably request in connection with any stockholder meeting at which the Stockholder Approval is sought. The Company shall respond reasonably promptly to any comments received from the SEC with respect to any preliminary Proxy Statement. The Company shall provide to the Purchaser, as promptly as reasonably practicable after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement or any preliminary proxy statement as it relates to the Stockholder Approval and shall provide the Purchaser with copies of all correspondence between the Company, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement as it relates to the Stockholder Approval. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto as it relates to the Stockholder Approval, the Company shall provide the Purchaser with a reasonable opportunity to review and comment on such document or response.

3.2 Certificate Amendment. Prior to the Closing and subject to receipt of the Stockholder Approval, the Company shall file in the office of the Secretary of State of the State of Delaware the Certificate Amendment in the form attached to this Agreement as Exhibit A, with such changes thereto as the Purchaser and the Company may mutually agree.

3.3 Nasdaq Listing of Shares. Prior to the Closing, the Company shall promptly apply to cause the Shares to be approved for listing on the Nasdaq, subject to official notice of issuance.

3.4 Clear Market. For a period ending ninety (90) days after the Closing Date, without the prior written consent of the Purchaser, the Company will not, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, other than grants of options or restricted stock units pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, other than the Shares to be sold hereunder and any shares of Common Stock of the Company issued upon the exercise of options or settlement of restricted stock units granted under the Company Stock Plans or upon the exercise of warrants issued prior to the Closing Date.

3.5 Conduct of the Company. From the date hereof through the Closing, except as the Purchaser otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall and shall cause its Subsidiaries to not do any of the following:

(a) declare, set aside, make or pay any dividend or other distribution in respect of the Common Stock of the Company, except for dividends and distributions by any of the Company’s Subsidiaries on a pro rata basis to the equity owners thereof which shall be permitted;

(b) repurchase, redeem, repay or otherwise acquire any outstanding shares or ownership interest of the Company (other than in the case of fractional shares or cashless option exercises);

(c) effect any recapitalization, reclassification, restructuring, stock split or dividend or similar change in the capitalization of the Company, except as set forth on Schedule 3.5(c);

(d) amend the certificate of incorporation or By-laws of the Company in a manner that would (1) affect the Purchaser (as a holder of the Shares) adversely relative to other holders of Common Stock of the Company, or (2) otherwise adversely affect the economic benefits, if any, of the Shares, except for the Certificate Amendment;

(e) take any action that would be restricted under Section 3.4 had it occurred during the ninety (90) days after the Closing Date, except for the issuance of Shares hereunder or as set forth on Schedule 3.5(e);

(f) take any action that would reasonably be expected to delay, prevent or impede the transactions contemplated by this Agreement; or

(g) enter into any legally binding commitment with respect to any of the foregoing.

3.6 Operating Plan. From and after the date of the approval of the Operating Plan and until December 31, 2019, the Company shall use its commercially reasonable efforts to comply with the Operating Plan, unless otherwise agreed by the Purchaser.

3.7 Registration Rights.

(a) The Purchaser and any Assignee shall be entitled to registration rights in respect of the Shares acquired by the Purchaser or such Assignee, as applicable, on the same terms and pursuant to and in accordance with the Registration Rights Agreement, dated November 3, 2017, among the Company, the Purchaser and the other parties thereto (the “Registration Rights Agreement”). The Company hereby acknowledges and agrees that the Registration Rights Agreement shall apply with respect to the Shares held by the Purchaser or such Assignee, as applicable (and provided that any Assignee executes a joinder to the Registration Rights Agreement), and such Shares shall constitute Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Rights Agreement, mutatis mutandis.

(b) At any time following the Closing Date, the Purchaser may request that the Company file a new shelf registration statement covering the re-sale of the Shares purchased by the Purchaser in accordance with the Registration Rights Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Legend.

(a) The Purchaser agrees that all certificates or other instruments (including book-entry notations) representing the Shares subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b) Upon the request of the Purchaser (or any Assignee) and upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the legend or electronic legend to be removed from any Shares.

ARTICLE V

INDEMNITY

5.1 Indemnification by the Company. From and after the Closing, the Company agrees to indemnify the Purchaser and its Affiliates and its officers, directors, managers, members, employees and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, damages, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action (“Losses”), and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable and documented out-of-pocket costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Purchaser Related Parties, as a result of or arising out of (i) the failure of the representations or warranties made by the Company contained in Section 2.1 or in any certificate delivered pursuant hereto to be true and correct, (ii) the breach of any of the covenants of the Company contained herein or (iii) the transactions contemplated hereby; provided that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made; provided, further, that clause (iii) shall only relate to Third Party Claims.

5.2 Indemnification by the Purchaser. From and after the Closing, the Purchaser agrees to indemnify the Company and its officers, directors, managers, employees, and agents (collectively, “Company Related Parties”)

from, and hold each of them harmless against, any and all Losses, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable and documented out-of-pocket costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third Party Claim, incurred by or asserted against such Company Related Parties as a result of or arising out of (i) the failure of any of the representations or warranties made by the Purchaser contained in Sections 2.2 to be true and correct or (ii) the breach of any of the covenants of the Purchaser contained herein; provided that in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made.

5.3 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought.

(b) Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to assume and control the defense of, and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to assume and control the defense or settle such Third Party Claim, it shall promptly, and in no event later than ten (10) business days after notice of such claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its own expense, to participate in the defense of such asserted liability and any negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within fifteen (15) business days after the Indemnified Party provides written notice of a Third Party Claim, failed to (y) assume the defense or settlement of such Third Party Claim and (z) notify the Indemnified Party of such assumption, or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then, in each case, the Indemnified Party shall have the right to select one (1) separate counsel and, upon prompt notice to the Indemnifying Party, to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.

5.4 Tax Matters. All indemnification payments under this Article V shall be treated as adjustments to the Purchase Price for tax purposes, except as otherwise required by applicable Law.

5.5 Survival. The representations and warranties of the parties contained in this Agreement shall survive until December 31, 2019, except that (i) the representations and warranties of the Company contained in Sections 2.1(a), 2.1(b), 2.1(c)(1), 2.1(e) and 2.1(g) will survive until the expiration of the applicable statute of limitations, and (ii) the representations and warranties of the Purchaser contained in Sections 2.2(a), 2.2(b)(1), 2.2(c) and 2.2(e) will survive until the expiration of the applicable statute of limitations. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

5.6 Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of fraud, no party hereto shall have any liability to the other party in excess of the Purchase Price, and neither party shall be liable for any exemplary or punitive damages or any other damages to the extent not reasonably foreseeable arising out of or in connection with this Agreement or the transactions contemplated hereby (in each case, unless any such damages are awarded pursuant to a Third Party Claim).

ARTICLE VI

MISCELLANEOUS

6.1 Expenses. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided that the Company shall, upon the Closing of the transactions contemplated hereby or upon the termination of this Agreement, or thereafter, reimburse the Purchaser for the reasonable and documented out-of-pocket costs and expenses of one legal counsel incurred in connection with the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement, including any such costs and expenses incurred after the Closing.

6.2 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3 Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

6.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.6 shall be deemed effective service of process on such party.

6.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Purchaser:

c/o Vatera Holdings LLC

499 Park Avenue, 23rd Floor

New York, NY 10022

Email: kferro@vateragroup.com

    jsun@vateragroup.com

    akim@vateragroup.com

Attn: Kevin Ferro

 Justin Sun

 Anna Kim, Esq.

with copies to (which copy alone shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Email: Gcaplan@willkie.com

Sewen@willkie.com

Attn: Gordon Caplan, Esq.

 Sean Ewen, Esq.

If to the Company:

Melinta Therapeutics, Inc.

44 Whippany Road

Morristown, NJ 07963

Email: pmilligan@melinta.com

Attn: Peter Milligan, Chief Financial Officer

with copies to (which copy alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Email: graham.robinson@skadden.com

    ryan.dzierniejko@skadden.com

Attn: Graham Robinson

 Ryan J. Dzierniejko

6.7 Entire Agreement. This Agreement (including the schedules hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement among the parties and supersedes the Commitment Letter and all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and transactions contemplated hereby.

6.8 Assignment; Co-Investors.

(a) Except as set forth in Section 6.8(b), neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

(b) Subject to applicable securities Laws, the Purchaser may assign all or a portion of its obligations to fund the Purchase Price and purchase the Shares to one or more affiliated investment funds or other co-investors (which co-investors may include, for the avoidance of doubt, third party investors that are not affiliated with the Purchaser or its Affiliates) (any such assignee, an “Assignee”) without obtaining the prior written consent of the Company, but no such assignment shall relieve the Purchaser of its obligations to fund the applicable portion of the Purchase Price hereunder in the event any Assignee fails to fund at the Closing.

6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the word “or” is not exclusive;

(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Ohio generally are authorized or required by law or other governmental action to close; and

(e) the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(f) “Affiliate” shall mean, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person; provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, or (ii) the Company, any of its subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Purchaser for purposes of this Agreement. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Commitment Letter” shall mean that certain letter, dated as of November 6, 2018, delivered by the Purchaser and accepted and acknowledged by the Company.

(h) “Company Material Adverse Effect” shall mean any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole.

(i) “Credit Agreement” shall mean that certain Facility Agreement, dated as of January 5, 2018, by and among the Company, Cortland Capital Market Services LLC and the loan parties and lenders party thereto from time to time.

(j) “Governmental Entity” shall mean any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

(k) “Knowledge of the Company” shall mean the actual knowledge after reasonable inquiry of one or more of John H. Johnson, Peter Milligan or Jennifer Sanfilippo.

(l) “Law” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(m) “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(n) “Purchase Price” shall mean the lesser of (i) $75,000,000 or (ii) the maximum amount (rounded down to the nearest dollar) that would not cause the purchase and sale of the Shares to the Purchaser to constitute a “Change of Control” under the Credit Agreement.

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12 No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto (and their permitted assigns), any benefit, right or remedies, other than the Indemnified Parties pursuant to Article V.

6.13 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor the Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Once information has been made available to the general public in accordance with this Agreement, this Section shall no longer apply to such information.

6.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

6.15 Termination. Prior to the Closing, this Agreement may only be terminated:

(a) by mutual written agreement of the Company and the Purchaser;

(b) by the Company or the Purchaser, upon written notice to the other party, if the Closing has not occurred by December 31, 2018; provided, however that the right to terminate this Agreement pursuant to this Section 6.15(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c) by the Company or the Purchaser upon the consummation of any merger, purchase or otherwise where a third party acquires all of the capital stock of the Company.

6.16 Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.15, neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Sections 6.1 to 6.14 (Expenses; Amendment; Waiver; Counterparts; Electronic Transmission; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement; Assignment; Interpretation; Other Definitions; Captions; Severability; No Third Party Beneficiaries; Public Announcements; and Specific Performance) and Section 6.17 (Non-Recourse) shall survive the termination of this Agreement.

6.17 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, including permitted assignees and successors, or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

MELINTA THERAPEUTICS, INC.

By:	/s/ John H. Johnson
Name: John H. Johnson
Title: Interim Chief Executive Officer

VATERA HEALTHCARE PARTNERS LLC

By: Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: Chief Executive Officer, Chief Investment Officer and Managing Member

EXHIBIT A

AMENDMENT TO CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MELINTA THERAPEUTICS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Melinta Therapeutics, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The first sentence of Article IV of the Corporation’s Certificate of Incorporation, as amended to date, is hereby amended to read in its entirety as set forth below:

“The total number of shares that the Corporation will have authority to issue is one hundred sixty million (160,000,000), consisting of (i) one hundred fifty five million (155,000,000) shares of common stock, $0.001 par value per share, and (ii) five million (5,000,000) shares of preferred stock, $0.001 par value per share.”

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this [●] day of [●], 2018.

MELINTA THERAPEUTICS, INC.

By:
Name:
Title: